EXHIBIT 99.1

StoneX Group Inc. Reports Fiscal 2020 Fourth Quarter Financial Results
Quarterly Operating Revenues of $342.1 million, up 19%
Quarterly Net Income of $77.4 million, up 185%
Quarter Diluted EPS of $3.90 per share, ROE of 42.5%

New York, NY – December 9, 2020 – StoneX Group Inc. (the ‘Company’; NASDAQ: SNEX), a diversified global brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across multiple asset classes and markets around the world, today announced its financial results for the fiscal year 2020 fourth quarter ended September 30, 2020.
Sean M. O’Connor, CEO of StoneX Group Inc., stated, “Despite the unprecedented pandemic and its impact on the economy and markets in general, fiscal 2020 was a year of significant milestones and accomplishments for our company. We achieved record results on a consolidated basis and in nearly every business area, completed several transactions, including the major strategic acquisition of Gain Capital Holdings, Inc. (“Gain”) and rebranded the company with an eye toward our future. In addition to record annual earnings from our on-going operations, we realized a significant amount of non-operating income during the quarter, primarily resulting from the gain on acquisition relating to the Gain transaction. We are well placed to take advantage of the continued consolidation of our industry with greater scale and earnings power and more diversity in terms of products and customers.”

StoneX Group Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Annual Report on Form 10-K to be filed with the SEC. The Annual Report on Form 10-K will also be made available on the Company’s website at www.stonex.com.

	Three Months Ended September 30,			Year Ended September 30,
(Unaudited) (in millions, except share and per share amounts)	2020	2019	% Change	2020	2019	% Change
Revenues:
Sales of physical commodities	$13,959.8	$11,005.7	27%	$52,899.2	$31,830.3	66%
Principal gains, net	180.2	110.4	63%	622.2	415.8	50%
Commission and clearing fees	103.7	90.3	15%	403.6	372.4	8%
Consulting, management and account fees	20.4	20.7	(1)%	83.7	79.6	5%
Interest income	20.8	52.5	(60)%	130.9	198.9	(34)%
Total revenues	14,284.9	11,279.6	27%	54,139.6	32,897.0	65%
Cost of sales of physical commodities	13,942.8	10,992.7	27%	52,831.3	31,790.9	66%
Operating revenues	342.1	286.9	19%	1,308.3	1,106.1	18%
Transaction-based clearing expenses	57.1	45.0	27%	222.5	183.5	21%
Introducing broker commissions	34.0	27.7	23%	113.8	114.7	(1)%
Interest expense	10.0	37.2	(73)%	80.4	142.0	(43)%
Interest expense on corporate funding	14.8	3.6	311%	23.6	12.7	86%
Net operating revenues	226.2	173.4	30%	868.0	653.2	33%
Compensation and other expenses:
Variable compensation and benefits	81.1	58.5	39%	296.8	211.6	40%
Fixed compensation and benefits	64.4	46.7	38%	221.9	181.5	22%
Trading systems and market information	12.9	10.3	25%	46.3	38.8	19%
Professional fees	13.4	4.9	173%	30.2	21.0	44%
Non-trading technology and support	9.6	5.1	88%	28.4	20.1	41%
Occupancy and equipment rental	8.2	5.0	64%	23.5	19.4	21%
Selling and marketing	6.1	1.1	455%	12.2	5.2	135%
Travel and business development	0.5	4.4	(89)%	8.9	16.2	(45)%
Communications	2.2	1.7	29%	7.0	6.6	6%
Depreciation and amortization	7.2	4.4	64%	19.7	14.0	41%
Bad debts, net of recovery and impairments	12.5	1.0	1,150%	18.7	2.5	648%
Recovery of bad debt on physical coal	—	(10.0)	—%	—	(12.4)	n/m
Other	10.0	6.3	59%	29.6	23.2	28%
Total compensation and other expenses	228.1	139.4	64%	743.2	547.7	36%
Gain on acquisitions	81.8	0.1	—%	81.9	5.5	1,389%
Income before tax	79.9	34.1	134%	206.7	111.0	86%
Income tax expense	2.5	6.9	(64)%	37.1	25.9	43%
Net income	$77.4	$27.2	185%	$169.6	$85.1	99%
Earnings per share:
Basic	$4.00	$1.42	182%	$8.78	$4.46	97%
Diluted	$3.90	$1.40	179%	$8.61	$4.39	96%
Weighted-average number of common shares outstanding:
Basic	18,867,530	18,761,759	1%	18,824,328	18,738,905	—%
Diluted	19,358,907	19,047,194	2%	19,180,479	19,014,395	1%
n/m = not meaningful to present as a percentage

Key Operating Metrics
The tables below present a disaggregation of consolidated operating revenues and select operating data and metrics used by management in evaluating our performance, for the periods indicated.

All $ amounts are U.S. dollar or U.S. dollar equivalents	Three Months Ended September 30,			Year Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Operating Revenues (in millions):
Listed derivatives	$82.7	$74.3	11%	$328.5	$317.1	4%
OTC derivatives	22.8	25.3	(10)%	111.2	98.3	13%
Securities	100.8	86.0	17%	458.3	329.3	39%
FX / Contract For Difference (“CFD”) contracts	48.7	5.9	725%	66.9	21.8	207%
Global payments	28.4	26.4	8%	114.6	110.8	3%
Physical contracts	39.1	25.3	55%	122.4	74.0	65%
Interest / fees earned on client balances	4.7	20.9	(78)%	42.7	83.9	(49)%
Other	14.5	21.2	(32)%	68.4	75.2	(9)%
Corporate Unallocated	3.1	7.3	(58)%	14.6	20.8	(30)%
Eliminations	(2.7)	(5.7)	(53)%	(19.3)	(25.1)	(23)%
	$342.1	$286.9	19%	$1,308.3	$1,106.1	18%

Volumes and Other Select Data (all $ amounts are U.S. dollar or U.S. dollar equivalents):
Listed derivatives (contracts, 000’s)	35,353	30,545	16%	154,652	128,898	20%
Listed derivatives, average rate per contract (1)	$2.24	$2.20	2%	$1.98	$2.17	(9)%
Average client equity - listed derivatives (millions)	$3,331	$2,094	59%	$2,765	$2,073	33%
Over-the-counter (“OTC”) derivatives (contracts, 000’s)	475	461	3%	2,113	1,772	19%
OTC derivatives, average rate per contract	$47.34	$54.42	(13)%	$52.19	$55.19	(5)%
Securities average daily volume (“ADV”) (millions)	$1,681	$1,329	26%	$1,729	$1,440	20%
Securities rate per million (“RPM”) (2)	$727	$772	(6)%	$845	$685	23%
Average money market / FDIC sweep client balances (millions)	$1,320	$850	55%	$1,130	$791	43%
FX / CFD contracts ADV (millions) (3)	$9,586	$1,497	540%	$9,679	$1,361	611%
FX / CFD contracts RPM	$111	$66	68%	$97	$57	70%
Global Payments ADV (millions)	$42	$44	(5)%	$45	$45	—%
Global Payments RPM	$10,524	$9,466	11%	$10,092	$9,805	3%

(1)	Give-up fees as well as cash and voice brokerage revenues are excluded from the calculation of listed derivatives, average rate per contract.
(2)	Interest income related to securities lending is excluded from the calculation of Securities RPM.
(3)	The ADV for the three months and year ended September 30, 2020 is reflective of the ADV of post-acquisition of Gain, and is calculated based on 43 trading days with the activities of Gain, acquired effective August 1, 2020, which is shown in our Retail segment, along with our pre-existing FX activities, which is shown in our Institutional segment, and had trading days of 66 and 260 during the current quarter and current fiscal year, respectively.
Closing of Gain Acquisition
On July 31, 2020, we completed the acquisition of Gain, an online provider of retail foreign exchange trading and related services. Gain is a provider of innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities and global equities. We used the net proceeds from the sale of $350 million in aggregate principal amount of 8.625% Senior Secured Notes due 2025 (the “Notes”) at the offering price of 98.5% to fund the cash consideration for the acquisition, to pay certain related transaction-related fees and expenses, and together with cash on hand, to fund the September 2020 repayment of $91.5 million of Gain’s 5.00% Convertible Senior Notes due 2022.
During the fourth quarter, we recognized a $81.8 million bargain purchase gain on the acquisition of Gain included in ‘Gain on acquisitions’ in the Consolidated Income Statement. The bargain purchase gain is non-taxable, and accordingly there is no corresponding income tax provision amount recorded related to this gain. When evaluating the acquisition of Gain, along with the bargain purchase gain recorded, management also considers the $9.6 million of acquisition related investment banking and legal fees incurred in fiscal 2020 and an impairment charge of $5.7 million related to capitalized software not yet placed into service, which is expected to be replaced with a system acquired as part of the Gain transaction.

The following table presents the total gain on acquisitions and shows the amount attributable to tangible versus intangible assets acquired. The gain recorded attributable to the fair value of acquired intangible assets will be amortized over the useful lives of the intangible assets, which is currently estimated at 3 years, 4 years, and 5 years for proprietary software, customer relationships and trade names, respectively.

	Three Months Ended September 30,		Year Ended September 30,
(in millions)	2020	2019	2020	2019
Gain on acquisitions:
Attributable to tangible assets acquired	$46.1	$0.1	46.2	5.5
Attributable to intangible assets acquired:
Proprietary software	22.2	—	22.2	—
Customer relationships	9.9	—	9.9	—
Trade names	3.6	—	3.6	—
	35.7	—	35.7	—
Total gain on acquisitions	$81.8	$0.1	$81.9	$5.5
The following table presents acquisition related transaction costs and other expense, recognized in the periods indicated, that management considers in its evaluation of the gain on acquisitions recorded above.

	Three Months Ended September 30,		Year Ended September 30,
(in millions)	2020	2019	2020	2019
Investment banking	$3.3	$—	5.2	—
Financing fees	4.4	—	4.4	—
Trade system impairment	5.7	—	5.7	—
	$13.4	$—	$15.3	$—
Interest Income/Expense
Interest income decreased $31.7 million, or 60%, to $20.8 million in the fourth quarter compared to $52.5 million in the prior year. Significantly lower short-term interest rates, which were partially offset by an increase in average client equity, resulted in a $10.9 million decrease in interest income related to listed and OTC derivatives activities in our Commercial and Institutional segments compared to the prior year. Average client equity related to listed derivatives increased 59% to $3.3 billion in the fourth quarter compared to the prior year. Interest income in our Institutional segment related to securities transactions decreased $17.4 million in the fourth quarter compared to the prior year, to $17.4 million primarily due to the impact of changes in the short-term interest rate environment, which resulted in a decrease in interest income related to securities lending of $7.0 million and a decrease in interest income associated with serving as an institutional dealer in fixed income securities of $10.6 million.
Interest expense decreased $16.0 million, or 39%, to $24.8 million in the fourth quarter compared to $40.8 million in the prior year. Interest expense directly attributable to trading activities, interest expense on short-term financing facilities of subsidiaries and other direct interest expense of operating segments decreased $27.2 million, to $10.0 million, in the fourth quarter compared to $37.2 million in the prior year primarily due to the impact of changes in the short-term interest rate environment. As a result, during the fourth quarter, interest expense directly associated with serving as an institutional dealer in fixed income securities decreased $16.5 million to $2.5 million compared to $19.0 million in the prior year. Additionally, as a result of the impact of lower short-term interest rates, during the fourth quarter interest expense directly attributable to securities lending activities decreased $7.2 million to $3.6 million compared to $10.8 million in the prior year and interest expense on short-term financing facilities of subsidiaries and other direct interest expense of operating segments decreased $3.5 million to $3.9 million compared to $7.4 million.
During the fourth quarter and the prior year, interest expense related to corporate funding purposes was $14.8 million and $3.6 million, respectively, with the increase primary due to incremental interest related to the issuance of the Notes, partially offset by lower short-term interest rates.

Variable vs. Fixed Expenses
The table below sets forth our variable expenses and non-variable expenses as a percentage of total non-interest expenses for the periods indicated.

	Three Months Ended September 30,				Year Ended September 30,
(in millions)	2020	% of Total	2019	% of Total	2020	% of Total	2019	% of Total
Variable compensation and benefits	$81.1	25%	$58.5	28%	$296.8	27%	$211.6	25%
Transaction-based clearing expenses	57.1	18%	45.0	21%	222.5	21%	183.5	22%
Introducing broker commissions	34.0	11%	27.7	13%	113.8	11%	114.7	14%
Total variable expenses	172.2	54%	131.2	62%	633.1	59%	509.8	61%
Fixed compensation and benefits	64.4	20%	46.7	22%	221.9	20%	181.5	21%
Other fixed expenses	70.1	22%	43.2	21%	205.8	19%	164.5	18%
Bad debts, net of recovery and impairment	12.5	4%	1.0	—%	18.7	2%	2.5	—%
Recovery of bad debt on physical coal	—	—%	(10.0)	(5)%	—	—%	(12.4)	—%
Total non-variable expenses	147.0	46%	80.9	38%	446.4	41%	336.1	39%
Total non-interest expenses	$319.2	100%	$212.1	100%	$1,079.5	100%	$845.9	100%
Our variable expenses include variable compensation paid to traders and risk management consultants, bonuses paid to operational, administrative, and executive employees, transaction-based clearing expenses and introducing broker commissions. We seek to make non-interest expenses variable to the greatest extent possible, and to keep our fixed costs as low as possible.
Variable expenses were 54% of total non-interest expenses in the fourth quarter compared to 62% in the prior year period. During the fourth quarter, non-variable expenses, excluding bad debts, net of recovery and impairment, increased $44.6 million, or 50%, period-over-period, of which $35.2 million of the increase related to companies and businesses acquired and new business initiatives began after September 2019. We view these acquisitions and expansion efforts as long-term strategic decisions, and in aggregate, these acquisitions and expansion efforts resulted in pre-tax income of $1.9 million during the current quarter.
Bad Debts and Impairment
Bad debts, net of recoveries were $6.8 million in the fourth quarter of fiscal 2020, primarily related to client trading account deficits in our Institutional, Retail, and Commercial segments of $3.0 million, $0.6 million, and $0.2 million, respectively. Additionally, we recorded bad debt expense of $3.0 million related to trade receivables with physical clients. Bad debts, net of recoveries were $1.0 million during the fourth quarter of fiscal 2019 primarily related to $1.4 million in the Institutional segment.
During the fourth quarter of fiscal 2020, we recorded impairment charges of $5.7 million related to capitalized software costs. In connection with the integration of Gain, we re-evaluated all trading systems utilized across the organization in order to identify duplicative systems. As part of this process, we determined that certain legacy capitalized developed software costs within our OTC foreign exchange and physical metals business would no longer be placed into service and utilized as expected prior to the merger with Gain.
During the fourth quarter of 2019, we received $10.0 million through an insurance policy claim related to the physical coal matter, and recorded the insurance proceeds as a recovery of the bad debt on physical coal which was originally recognized in the fourth quarter of fiscal 2017.

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(Unaudited) (in millions, except for share and per share amounts)	September 30, 2020	September 30, 2019
Summary asset information:
Cash and cash equivalents	$952.6	$471.3
Cash, securities and other assets segregated under federal and other regulations	$1,920.2	$1,049.9
Securities purchased under agreements to resell	$1,696.2	$1,424.5
Securities borrowed	$1,440.0	$1,423.2
Deposits with and receivables from broker-dealers, clearing organizations and counterparties, net	$3,629.9	$2,540.5
Receivables from clients, net and notes receivable, net	$413.1	$425.2
Financial instruments owned, at fair value	$2,727.7	$2,175.2
Physical commodities inventory, net	$281.1	$229.3
Property and equipment, net	$62.1	$43.9
Operating right of use assets	$101.5	$—
Goodwill and intangible assets, net	$109.5	$67.9
Other	$141.0	$85.2

Summary liability and stockholders’ equity information:
Accounts payable and other accrued liabilities	$272.6	$157.5
Operating lease liabilities	$118.7	$—
Payables to clients	$5,689.0	$3,589.5
Payables to broker-dealers, clearing organizations and counterparties	$537.5	$266.2
Payables to lenders under loans	$268.1	$202.3
Senior secured borrowings, net	$515.5	$167.6
Income taxes payable	$22.6	$10.4
Securities sold under agreements to repurchase	$3,155.5	$2,773.7
Securities loaned	$1,441.9	$1,459.9
Financial instruments sold, not yet purchased, at fair value	$686.0	$714.8
Stockholders’ equity	$767.5	$594.2

Common stock outstanding - shares	19,376,594	19,075,360
Net asset value per share	$39.61	$31.15

Segment Results
During the quarter ended September 30, 2020, we completed the acquisition of Gain, which we view as a significant acquisition and which triggered a reassessment of the financial information reviewed by our executive management team, which is considered our Chief Operating Decision Maker, on a regular basis, and which is used to make resource allocation decisions. The acquisition of Gain added a significant amount of incremental business from a new client type – retail. Prior to the acquisition, Gain was a publicly traded corporation in the United States, and reported its performance along two reportable segments: retail and futures, in its periodic reporting with the SEC. We have existing businesses with activities similar to Gain’s futures business. Gain’s retail business however, represents a fundamental change in our business strategy.
In light of this fundamental change and the reassessment described above we have modified the operating segments we use to evaluate our performance. Accordingly, our operating segments are now based primarily on the nature of the client we serve (commercial, institutional, and retail) and a fourth operating segment, our global payments business. We manage our business in this manner due to our large global footprint, in which we have more than 2,900 employees allowing us to serve clients in more than 180 countries.
As noted, our four reportable segments consist of Commercial, Institutional, Retail, and Global Payments. For more information regarding our new operating segments, see our Annual Report on Form 10-K to be filed with the SEC. All segment information shown below has been revised to reflect the operating segment reorganization retroactive to October 1, 2018. Appendix A to this earnings release presents our performance under the current reportable operating segment format for the last five quarterly periods.
The following table presents operating revenues by segment for the periods indicated.

	Three Months Ended September 30,			Year Ended September 30,
(in millions)	2020	2019	% Change	2020	2019	% Change
Segment operating revenues represented by:
Commercial	$107.8	$105.1	3%	$431.5	$404.4	7%
Institutional	136.2	133.0	2%	624.1	515.0	21%
Retail	68.5	20.4	236%	140.0	78.2	79%
Global Payments	29.2	26.8	9%	117.4	112.8	4%
Corporate Unallocated	3.1	7.3	(58)%	14.6	20.8	(30)%
Eliminations	(2.7)	(5.7)	(53)%	(19.3)	(25.1)	(23)%
Operating revenues	$342.1	$286.9	19%	$1,308.3	$1,106.1	18%
The following table presents income by segment for the periods indicated.

	Three Months Ended September 30,			Year Ended September 30,
(in millions)	2020	2019	% Change	2020	2019	% Change
Segment income represented by:
Commercial	$34.3	$48.7	(30)%	$141.9	$144.6	(2)%
Institutional	22.4	21.5	4%	152.9	88.6	73%
Retail	18.0	2.5	620%	31.7	6.4	395%
Global Payments	16.6	14.7	13%	68.6	66.1	4%
Total segment income	$91.3	$87.4	4%	$395.1	$305.7	29%
Reconciliation of segment income to income before tax:
Segment income	$91.3	$87.4	4%	$395.1	$305.7	29%
Net costs not allocated to operating segments	(93.2)	(53.4)	75%	(270.3)	(200.2)	35%
Other gain	81.8	0.1	81,700%	81.9	5.5	1,389%
Income before tax	$79.9	$34.1	134%	$206.7	$111.0	86%
Commercial
We offer our commercial clients a comprehensive array of products and services, including risk management and hedging services, execution and clearing of exchange-traded and OTC products, voice brokerage, market intelligence and physical trading as well as commodity financing and logistic services. We believe our ability to provide these high-value-added products and services, differentiates us from our competitors and maximizes the opportunity to retain our clients.
Operating revenues increased 3% to $107.8 million in the fourth quarter compared to $105.1 million in the prior year. Net operating revenues increased 6% to $88.8 million in the fourth quarter compared to $84.1 million in the prior year.

The increase in operating revenues derived from physical transactions led the overall increase, benefiting from a significant increase in customer demand for precious metals and a widening of spreads due to volatility in the global precious metals market. Partially offsetting the increase in physical contract operating revenues, we recorded a write down of $7.6 million in the value of certain physical inventories of crude oil and low sulfur fuel oil primarily based on quality degradation and consideration of costs to sell. These adjustments are included in ‘cost of sales of physical commodities’. We are taking legal action against the supplier to recover these losses, but there is substantial uncertainty as to whether we will be successful.
The decline in operating revenues derived from OTC transactions was the result of a 13% decline in the average rate per contract, primarily in energy and renewable fuels markets, while OTC volumes increased 3% compared to the prior year.
Operating revenues derived from listed derivatives were $43.3 million in the fourth quarter compared to $43.5 million in the prior year, as a $3.1 million decline in derivative voice brokerage revenues offset a 3% increase in listed derivatives contract volumes and a 5% increase in the average rate per contract.
Interest earned on client balances declined 75%, or $5.3 million, to $1.8 million in the fourth quarter compared to the prior year due to lower short-term interest rates as a result of Federal Open Market Committee (“FOMC”) actions to reduce short-term interest rates beginning in August 2019. Partially offsetting the decline in short-term interest rates was a 15% increase in average client equity to $1,112 million in the fourth quarter.
Variable expenses, excluding interest, expressed as a percentage of operating revenues were 41% in the fourth quarter compared to 39% in the prior year period primarily as a result of the decline in interest income.
During the fourth quarter of fiscal 2020, we recorded bad debts, net of recoveries and impairment of $4.8 million, including $3.2 million related to trade receivables with physical clients and an impairment charge of $1.6 million related to capitalized development on a back-office software system not yet placed into service, that is now expected to be replaced with an alternative system we acquired as part of our acquisition of Gain. During the prior year period, we recorded a recovery on the bad debt on physical coal of $10.0 million through an insurance policy claim related to the matter.
Segment income decreased 30% to $34.3 million in fourth quarter compared to $48.7 million in the prior year, primarily as a result of variance in bad debts and impairments in the fourth quarter compared to prior year period as noted above. Fixed compensation and benefits and other fixed expenses increased modestly.
Institutional
We provide institutional clients with a complete suite of equity trading services to help them find liquidity with best execution, consistent liquidity across a robust array of fixed income products, competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in equities and major foreign currency pairs and swap transactions. In addition, we originate, structure and place debt instruments in the international and domestic capital markets. These instruments include asset-backed securities (primarily in Argentina) and municipal securities (primarily in the U.S.).
Operating revenues increased 2% to $136.2 million in the fourth quarter compared to $133.0 million in the prior year. Net operating revenues increased 35% to $81.0 million in the fourth quarter compared to $59.8 million in the prior year.
Operating revenues derived from listed derivatives were $39.4 million in the fourth quarter compared to $30.8 million in the prior year as a result of a 19% increase in listed derivatives contract volumes and a 9% increase in the average rate per contract driven by increased market volatility.
In addition, operating revenues from securities transactions increased $12.8 million to $79.7 million in the fourth quarter. The average daily volume (“ADV”) of securities traded increased 26% driven by heightened volatility in the global equity and fixed income markets, while the rate per million (“RPM”) traded declined 6% compared to the prior year.
Offsetting these increases in operating revenues, interest and fee income earned on client balances, which is associated with our listed derivative and correspondent clearing, declined 80% to $2.6 million in the fourth quarter as a result of a significant decline in short-term interest rates related to FOMC actions to reduce the federal funds rate beginning in August 2019. Partially offsetting the decline in short-term interest rates was an increase in average client equity and average FDIC sweep client balances of 97% and 55%, respectively.
Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 55% in the fourth quarter compared to 42% in the prior year, primarily related to an increase in transaction based clearing expenses and variable compensation due to product mix as well as the decline in interest income.
During the fourth quarter, we recorded bad debts of $3.0 million, primarily related to client deficits in our listed derivatives businesses. Also, in the fourth quarter we recorded an impairment charge of $4.1 million related to capitalized development on a back-office software system not yet placed into service, that is now expected to be replaced with an alternative system we acquired as part of our acquisition of Gain.

Segment income increased 4% to $22.4 million in the fourth quarter compared to $21.5 million in the prior year, primarily as a result of the increase in operating revenues noted above as well as a decline in interest expense related to FOMC actions noted above, which was partially offset by the increase in bad debts and impairment. Non-variable direct expenses excluding bad debts and impairment increased $4.9 million compared to the prior year, primarily related to fixed compensation and trade system costs associated with the continued build out of several recent acquisitions and initiatives, including equity prime brokerage.
Retail
We provide our retail clients around the world access to over 15,000 global financial markets, including spot foreign exchange ("forex"), both financial trading and physical investment in precious metals, as well as contract for differences (“CFDs”), which are investment products with returns linked to the performance of underlying assets. In addition, our independent wealth management business offers a comprehensive product suite to retail investors in the United States.
Operating revenues increased $48.1 million to $68.5 million in the fourth quarter compared to $20.4 million in the prior year. Net operating revenues increased $38.0 million to $42.5 million in the fourth quarter compared to $4.5 million in the prior year.
Operating revenues from retail FX / CFD contracts represent the incremental principal gains, net revenues from the acquisition of Gain effective July 31, 2020.
Operating revenues from securities transactions and other, primarily relate to our independent wealth management activities, and the increase in assets under management or administration during the fourth quarter to $12.9 billion compared to $11.3 billion in the prior year.
The increase in operating revenues from physical contracts was a result of a significant increase in customer demand for precious metals in the fourth quarter compared to the prior year.
Variable expenses, excluding interest, as a percentage of operating revenues were 42% in the fourth quarter compared to 80% in the prior year, with the decrease in the variable rate percentage being driven by the recent Gain acquisition that brings a largely lower variable rate cost base.
Segment income increased $15.5 million to $18.0 million in the fourth quarter compared to $2.5 million in the prior year, primarily as a result of the acquisition of Gain effective July 31, 2020, which also drove the increase in non-variable direct expenses, as it brings a larger fixed cost base.
Global Payments
We provide customized foreign exchange and treasury services to banks and commercial businesses as well as charities and non-governmental and government organizations. We provide transparent pricing and offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider.
Operating revenues increased 9% to $29.2 in the fourth quarter compared to $26.8 million in the prior year. Net operating revenues increased 9% to $27.7 million in the fourth quarter compared to $25.3 million in the prior year.
The increase in operating revenues were primarily driven by an 11% increase in the RPM in the fourth quarter compared to the prior year as the average daily notional payment volume declined 5% in the fourth quarter compared to the prior year, as larger debt capital market transactions from our international banking clients decreased in the fourth quarter compared to the prior year due to the global economic slowdown impact of the COVID-19 pandemic.
Variable expenses, excluding interest, expressed as a percentage of operating revenues were 24% in the fourth quarter compared to 25% in the prior year, primarily as a result of a decrease in variable compensation.
Segment income increased 13% to $16.6 million in the fourth quarter compared to $14.7 million in the prior year. This increase primarily resulted from the increase in operating revenues, partially offset by a $0.2 million increase in non-variable direct expenses versus the prior year period.

Unallocated Costs and Expenses
The following table is a breakout of our unallocated costs and expenses from the compensation and other expenses in the StoneX Group Inc. Summary Financials shown above. The unallocated costs and expenses include certain shared services such as information technology, accounting and treasury, credit and risk, legal and compliance, and human resources and other activities.

	Three Months Ended September 30,			Year Ended September 30,
(in millions)	2020	% Change	2019	2020	% Change	2019
Compensation and benefits:
Variable compensation and benefits	$15.3	59%	$9.6	40.5	46%	27.7
Fixed compensation and benefits	24.5	32%	18.6	86.8	19%	72.8
	39.8	41%	28.2	127.3	27%	100.5
Other expenses:
Occupancy and equipment rental	8.2	64%	5.0	23.4	21%	19.3
Non-trading technology and support	7.5	97%	3.8	22.2	47%	15.1
Professional fees	8.8	175%	3.2	22.0	65%	13.3
Depreciation and amortization	4.7	52%	3.1	16.5	53%	10.8
Communications	2.0	25%	1.6	6.2	—%	6.2
Selling and marketing	0.3	50%	0.2	4.1	273%	1.1
Trading systems and market information	0.5	(71)%	1.7	2.6	(4)%	2.7
Travel and business development	0.1	(90)%	1.0	2.3	(39)%	3.8
Other	7.5	42%	5.3	19.2	16%	16.6
	39.6	59%	24.9	118.5	33%	88.9
Total compensation and other expenses	$79.4	50%	$53.1	$245.8	30%	$189.4
Total unallocated costs and other expenses increased $26.3 million to $79.4 million in the fourth quarter compared to $53.1 million in the prior year. Compensation and benefits increased $11.6 million, or 41%, to $39.8 million in the fourth quarter compared to $28.2 million in the prior year. The increase in fixed compensation and benefits was primarily related to a 23% increase in headcount across several administrative departments, including IT, compliance and accounting. The increase in variable compensation and benefits was primarily due to improved overall company performance. Other non-compensation expenses increased $14.7 million, or 59%, to $39.6 million in the fourth quarter compared to $24.9 million in the prior year primarily related to higher professional fees incurred in conjunction with the increased merger and acquisitions activity and increased amortization of intangibles acquired, as well as $8.5 million of incremental costs related to acquisitions closed and new business initiatives began after September 2019.

Conference Call & Web Cast
A conference call to discuss the Company’s financial results will be held tomorrow, Thursday, December 10, 2020 at 9:00 a.m. Eastern time. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at https://www.stonex.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at https://www.stonex.com approximately two hours after the call has ended and will be available through December 17, 2020. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 7444108.
About StoneX Group Inc.
StoneX Group Inc. (formerly INTL FCStone Inc.), through its subsidiaries, operates a global financial services network that connects companies, organizations, traders and investors to the global market ecosystem through a unique blend of digital platforms, end-to-end clearing and execution services, high touch service and deep expertise. The Company strives to be the one trusted partner to its clients, providing its network, product and services to allow them to pursue trading opportunities, manage their market risks, make investments and improve their business performance. A Fortune-500 company headquartered in New York City and listed on the Nasdaq Global Select Market (NASDAQ:SNEX), StoneX Group Inc. and its 2,950 employees serve more than 32,000 commercial and institutional clients, and more than 330,000 active retail accounts, from more than 40 offices spread across five continents. Further information on the Company is available at www.stonex.com.
Forward Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to StoneX Group Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by StoneX Group Inc. with the Securities and Exchange Commission, including those risks set forth under the heading “Risk Factors” in the company’s most recent Annual Report on Form 10-K and, to the extent applicable, subsequent Quarterly Reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. StoneX Group Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
StoneX Group Inc.
Investor inquiries:
Kevin Murphy
(212) 403 - 7296
kevin.murphy@stonex.com
SNEX-G

Appendix A
During the quarter ended September 30, 2020, we have modified our operating segments and our evaluation of performance. Our four reportable segments consist of Commercial, Institutional, Retail, and Global Payments. See Annual Report on Form 10-K to be filed with the SEC for additional description of our reportable segments. All segment information provided below has been revised to reflect the operating segment reorganization retroactive to October 1, 2018.

StoneX Group Inc.

Commercial	Institutional	Retail	Global Payments
Primary Activities:	Primary Activities:	Primary Activities:	Primary Activities:
Financial Ag, Energy & Metals	Equity Capital Markets	Retail Forex	Global Payments
Physical Ag & Energy	Debt Capital Markets	Retail Precious Metals	Payment Technology Services
Precious Metals	FX Prime Brokerage	Independent Wealth Management
Derivative Voice Brokerage	Exchange-Traded Futures & Options
Correspondent Clearing

Consolidated
The tables below presents a disaggregation of consolidated operating revenues and select operating data and metrics used by management in evaluating our performance, for the periods indicated:

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Operating Revenues (in millions):
Listed derivatives	$82.7	$75.6	$98.1	$72.2	$74.3	$328.5	$317.1
OTC derivatives	22.8	21.4	44.4	22.7	25.3	111.2	98.3
Securities	100.8	136.1	130.9	90.3	86.0	458.3	329.3
FX / CFD contracts	48.7	4.8	8.9	4.6	5.9	66.9	21.8
Global Payments	28.4	26.8	28.7	30.6	26.4	114.6	110.8
Physical contracts	39.1	39.3	23.9	20.1	25.3	122.4	74.0
Interest / fees earned on client balances	4.7	4.7	15.5	18.0	20.9	42.7	83.9
Other	14.5	14.9	19.1	19.7	21.2	68.4	75.2
Corporate Unallocated	3.1	2.3	4.0	5.2	7.3	14.6	20.8
Eliminations	(2.7)	(3.3)	(6.7)	(6.6)	(5.7)	(19.3)	$(25.1)
	$342.1	$322.6	$366.8	$276.8	$286.9	$1,308.3	$1,106.1

Volumes and Other Select Data (all $ amounts are U.S. dollar or U.S. dollar equivalents):
Listed derivatives (contracts, 000’s)	35,353	37,627	47,611	34,061	30,545	154,652	128,898
Listed derivatives, average rate per contract (1)	$2.24	$1.88	$1.91	$1.94	$2.20	$1.98	$2.17
Average client equity - listed derivatives (millions)	$3,331	$3,027	$2,445	$2,257	$2,094	$2,765	$2,073
Over-the-counter (“OTC”) derivatives (contracts, 000’s)	475	540	610	489	461	2,113	1,772
OTC derivatives, average rate per contract	$47.34	$39.11	$72.52	$46.01	$54.42	$52.19	$55.19
Securities average daily volume (“ADV”) ( millions)	$1,681	$1,765	$2,235	$1,252	$1,329	$1,729	$1,440
Securities rate per million (“RPM”) (2)	$727	$1,040	$769	$865	$772	$845	$685
Average money market / FDIC sweep client balances (millions)	$1,320	$1,261	$957	$982	$850	$1,130	$791
FX / Contract For Differences (“CFD”) contracts ADV ( millions) (3)	$9,586	$897	$2,031	$1,144	$1,497	$9,679	$1,361
FX / CFD contracts RPM	$111	$84	$71	$67	$66	$97	$57
Global Payments ADV (millions)	$42	$40	$48	$50	$44	$45	$45
Global Payments RPM	$10,524	$10,650	$9,693	$9,655	$9,466	$10,092	$9,805

(1)	Give-up fees as well as cash and voice brokerage revenues are excluded from the calculation of listed derivatives, average rate per contract.
(2)	Interest income related to securities lending is excluded from the calculation of Securities RPM.
(3)	The ADV for the three months and year ended September 30, 2020 is reflective of the ADV of post-acquisition of Gain, and is calculated based on 43 trading days with the activities of Gain, acquired effective August 1, 2020, which is shown in our Retail segment, along with our pre-existing FX activities, which is shown in our Institutional segment, and had trading days of 66 and 260 during the current quarter and current fiscal year, respectively.

Segment
The following table presents operating revenues by segment for the periods indicated.

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Segment operating revenues represented by:
Commercial	$107.8	$104.3	$126.2	$93.2	$105.1	$431.5	$404.4
Institutional	136.2	169.8	185.7	132.4	133.0	624.1	515.0
Retail	68.5	22.1	28.2	21.2	20.4	140.0	78.2
Global Payments	29.2	27.4	29.4	31.4	26.8	117.4	112.8
Corporate Unallocated	3.1	2.3	4.0	5.2	7.3	14.6	20.8
Eliminations	(2.7)	(3.3)	(6.7)	(6.6)	(5.7)	(19.3)	(25.1)
Operating revenues	$342.1	$322.6	$366.8	$276.8	$286.9	$1,308.3	$1,106.1

The following table presents income by segment for the periods indicated.

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Segment income represented by:
Commercial	$34.3	$37.2	$41.7	$28.7	$48.7	$141.9	$144.6
Institutional	22.4	53.8	51.4	25.3	21.5	152.9	88.6
Retail	18.0	3.8	7.0	2.9	2.5	31.7	6.4
Global Payments	16.6	15.9	17.2	18.9	14.7	68.6	66.1
Total segment income	$91.3	$110.7	$117.3	$75.8	$87.4	$395.1	$305.7
Reconciliation of segment income to income before tax:
Segment income	$91.3	$110.7	$117.3	$75.8	$87.4	$395.1	$305.7
Net costs not allocated to operating segments	(93.2)	(61.7)	(61.2)	(54.2)	(53.4)	(270.3)	(200.2)
Other gain	81.8	—	—	0.1	0.1	81.9	5.5
Income before tax	$79.9	$49.0	$56.1	$21.7	$34.1	$206.7	$111.0

Commercial Segment
The tables below present the financial performance, a disaggregation of operating revenues, and select operating data and metrics used by management in evaluating the performance of the Commercial segment, for the periods indicated.

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Revenues:
Sales of physical commodities	$13,863.8	$7,884.5	$19,923.4	$10,922.2	$10,962.3	$52,593.9	$31,759.3
Principal gains, net	51.5	42.7	61.8	38.1	42.9	194.1	156.7
Commission and clearing fees	35.8	33.1	38.7	32.5	35.3	140.1	150.5
Consulting, management and account fees	4.5	4.6	5.0	4.7	4.9	18.8	18.6
Interest income	2.7	3.2	8.5	8.8	9.8	23.2	40.3
Total revenues	13,958.3	7,968.1	20,037.4	11,006.3	11,055.2	52,970.1	32,125.4
Cost of sales of physical commodities	13,850.5	7,863.8	19,911.2	10,913.1	10,950.1	52,538.6	31,721.0
Operating revenues	107.8	104.3	126.2	93.2	105.1	431.5	404.4
Transaction-based clearing expenses	10.1	10.0	11.1	9.6	9.7	40.8	38.9
Introducing broker commissions	6.3	5.0	6.6	6.1	7.4	24.0	26.8
Interest expense	2.6	2.7	4.2	3.8	3.9	13.3	17.5
Net operating revenues	88.8	86.6	104.3	73.7	84.1	353.4	321.2
Variable direct compensation and benefits	27.7	27.4	33.9	22.2	24.3	111.2	96.6
Net contribution	61.1	59.2	70.4	51.5	59.8	242.2	224.6
Fixed compensation and benefits	12.3	12.3	12.5	11.4	11.2	48.5	47.0
Other fixed expenses	9.7	10.3	12.1	11.4	10.2	43.5	44.3
Bad debts and impairments	4.8	(0.6)	4.1	—	(0.3)	8.3	1.1
(Recovery) bad debt on physical coal	—	—	—	—	(10.0)	—	(12.4)
Non-variable direct expenses	26.8	22.0	28.7	22.8	11.1	100.3	80.0
Segment income	$34.3	$37.2	$41.7	$28.7	$48.7	$141.9	$144.6

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Operating revenues (in millions):
Listed derivatives	$43.3	$40.2	$52.9	$40.6	$43.5	$176.9	$184.5
OTC derivatives	22.7	21.3	44.3	22.7	25.3	111.0	98.3
Physical contracts	35.3	36.3	18.9	19.0	24.5	109.6	73.5
Interest / fees earned on client balances	1.8	1.9	5.0	5.8	7.1	14.5	29.0
Other	4.7	4.6	5.1	5.1	4.7	19.5	19.1
	$107.8	$104.3	$126.2	$93.2	$105.1	$431.5	$404.4

Select data (all $ amounts are U.S. dollar or U.S. dollar equivalents):
Listed derivatives (contracts, 000’s)	6,763	6,674	8,710	7,109	6,571	29,255	27,985
Listed derivatives, average rate per contract (1)	$6.03	$5.52	$5.38	$5.03	$5.74	$5.48	$5.49
Average client equity - listed derivatives (millions)	$1,112	$1,118	$944	$904	$968	$1,019	$948
Over-the-counter (“OTC”) derivatives (contracts, 000’s)	475	540	610	489	461	2,113	1,772
OTC derivatives, average rate per contract	$47.34	$39.11	$72.52	$46.01	$54.42	$52.19	$55.19

(1)	Give-up fees as well as cash and voice brokerage revenues are excluded from the calculation of listed derivatives, average rate per contract.

Institutional Segment
The tables below present the financial performance, a disaggregation of operating revenues, and select operating data and metrics used by management in evaluating the performance of the Institutional segment, for the periods indicated.

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Revenues:
Sales of physical commodities	$—	$—	$—	$—	$—	$—	$—
Principal gains, net	58.3	93.3	78.3	43.7	39.1	273.6	149.5
Commission and clearing fees	54.2	51.2	63.6	42.1	42.3	211.1	170.0
Consulting, management and account fees	4.4	4.5	7.3	7.1	7.3	23.3	28.3
Interest income	19.3	20.8	36.5	39.5	44.3	116.1	167.2
Total revenues	136.2	169.8	185.7	132.4	133.0	624.1	515.0
Cost of sales of physical commodities	—	—	—	—	—	—	—
Operating revenues	136.2	169.8	185.7	132.4	133.0	624.1	515.0
Transaction-based clearing expenses	40.9	43.0	50.3	34.5	33.1	168.7	136.7
Introducing broker commissions	6.4	4.2	5.2	4.1	4.7	19.9	26.7
Interest expense	7.9	9.5	25.3	29.0	35.4	71.7	131.5
Net operating revenues	81.0	113.1	104.9	64.8	59.8	363.8	220.1
Variable direct compensation and benefits	27.9	35.8	32.4	18.8	18.3	114.9	63.1
Net contribution	53.1	77.3	72.5	46.0	41.5	248.9	157.0
Fixed compensation and benefits	12.7	12.6	11.7	10.2	9.4	47.2	32.6
Other fixed expenses	10.9	8.5	9.1	10.5	9.3	39.0	34.4
Bad debts and impairments	7.1	2.4	0.3	—	1.3	9.8	1.4
Non-variable direct expenses	30.7	23.5	21.1	20.7	20.0	96.0	68.4
Segment income	$22.4	$53.8	$51.4	$25.3	$21.5	$152.9	$88.6

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Operating revenues (in millions):
Listed derivatives	$39.4	$35.4	$45.2	$31.6	$30.8	$151.6	$132.6
OTC derivatives	0.1	0.1	0.1	—	—	0.2	—
Securities	79.7	117.4	108.3	70.7	66.9	376.1	253.6
FX contracts	5.8	4.8	8.9	4.6	5.9	24.0	21.8
Interest / fees earned on client balances	2.6	2.4	9.9	11.7	13.3	26.5	52.9
Other	8.6	9.7	13.3	13.8	16.1	45.7	54.1
	$136.2	$169.8	$185.7	$132.4	$133.0	$624.1	$515.0

Select data (all $ amounts are U.S. dollar or U.S. dollar equivalents):
Listed derivatives (contracts, 000’s)	28,590	30,954	38,902	26,952	23,974	125,397	100,913
Listed derivatives, average rate per contract (1)	$1.34	$1.10	$1.13	$1.13	$1.23	$1.17	$1.25
Average client equity - listed derivatives (millions)	$2,220	$1,908	$1,501	$1,354	$1,126	$1,746	$1,125
Securities ADV ( millions)	$1,681	$1,765	$2,235	$1,252	$1,329	$1,729	$1,440
Securities RPM (2)	$727	$1,040	$769	$865	$772	$845	$685
Average money market / FDIC sweep client balances (millions)	$1,320	$1,261	$957	$982	$850	$1,130	$791
FX contracts ADV ( millions)	$1,229	$897	$2,031	$1,144	$1,497	$1,322	$1,361
FX contracts RPM	$70	$84	$71	$67	$66	$72	$57

(1)	Give-up fee revenues are excluded from the calculation of listed derivatives, average rate per contract.
(2)	Interest income related to securities lending is excluded from the calculation of Securities RPM.

Retail Segment
The tables below present the financial performance, a disaggregation of operating revenues, and select operating data and metrics used by management in evaluating the performance of the Retail segment, for the periods indicated.

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Revenues:
Sales of physical commodities	$96.0	$60.0	$93.5	$55.8	$43.4	$305.3	$71.0
Principal gains, net	42.1	—	(0.1)	0.3	—	42.3	(0.5)
Commission and clearing fees	12.8	11.4	13.7	11.9	12.0	49.8	48.7
Consulting, management and account fees	9.5	7.6	9.3	8.2	7.5	34.6	28.5
Interest income	0.4	0.1	0.1	0.1	0.1	0.7	0.4
Total revenues	160.8	79.1	116.5	76.3	63.0	432.7	148.1
Cost of sales of physical commodities	92.3	57.0	88.3	55.1	42.6	292.7	69.9
Operating revenues	68.5	22.1	28.2	21.2	20.4	140.0	78.2
Transaction-based clearing expenses	4.4	0.7	0.8	0.5	0.6	6.4	2.1
Introducing broker commissions	20.8	14.7	17.7	15.8	15.4	69.0	60.3
Interest expense	0.8	—	—	—	(0.1)	0.8	0.1
Net operating revenues	42.5	6.7	9.7	4.9	4.5	63.8	15.7
Variable direct compensation and benefits	3.8	0.5	0.3	0.4	0.4	5.0	1.1
Net contribution	38.7	6.2	9.4	4.5	4.1	58.8	14.6
Fixed compensation and benefits	7.2	1.0	1.2	0.8	0.9	10.2	4.1
Other fixed expenses	12.9	1.4	1.2	0.8	0.7	16.3	4.1
Bad debts	0.6	—	—	—	—	0.6	—
Non-variable direct expenses	20.7	2.4	2.4	1.6	1.6	27.1	8.2
Segment income	$18.0	$3.8	$7.0	$2.9	$2.5	$31.7	$6.4

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Operating revenues (in millions):
Securities	$21.1	$18.7	$22.6	$19.6	$19.1	$82.2	$75.7
FX / CFD contracts	42.9	—	—	—	—	42.9	—
Physical contracts	3.8	3.0	5.0	1.1	0.8	12.8	0.5
Interest / fees earned on client balances	0.3	0.4	0.6	0.5	0.5	1.7	2.0
Other	0.4	—	—	—	—	0.4	—
	$68.5	$22.1	$28.2	$21.2	$20.4	$140.0	$78.2

Select data (all $ amounts are U.S. dollar or U.S. dollar equivalents):
FX / CFD contracts ADV (millions) (1)	$8,357	$—	$—	$—	$—	$8,357	$—
FX / CFD contracts RPM (2)	$120	$—	$—	$—	$—	$120	$—

(1)	The ADV for the three months and year ended September 30, 2020 is reflective of the ADV post-acquisition of Gain, and is calculated based on 43 trading days with the activities of Gain, acquired effective August 1, 2020

Global Payments
The tables below present the financial performance, a disaggregation of operating revenues, and select operating data and metrics used by management in evaluating the performance of the Global Payments segment for the periods indicated.

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Revenues:
Sales of physical commodities	$—	$—	$—	$—	$—	$—	$—
Principal gains, net	27.4	25.9	27.9	29.6	25.4	110.8	107.1
Commission and clearing fees	1.2	0.9	1.0	1.0	1.0	4.1	3.8
Consulting, management and account fees	0.6	0.6	0.5	0.8	0.4	2.5	1.8
Interest income	—	—	—	—	—	—	0.1
Total revenues	29.2	27.4	29.4	31.4	26.8	117.4	112.8
Cost of sales of physical commodities	—	—	—	—	—	—	—
Operating revenues	29.2	27.4	29.4	31.4	26.8	117.4	112.8
Transaction-based clearing expenses	1.2	1.2	1.3	1.4	1.4	5.1	4.9
Introducing broker commissions	0.3	0.1	0.1	0.2	0.2	0.7	0.8
Interest expense	—	0.1	—	—	(0.1)	0.1	0.1
Net operating revenues	27.7	26.0	28.0	29.8	25.3	111.5	107.0
Variable direct compensation and benefits	5.4	5.1	5.4	6.0	5.1	21.9	20.4
Net contribution	22.3	20.9	22.6	23.8	20.2	89.6	86.6
Fixed compensation and benefits	3.1	3.1	3.0	2.6	2.7	11.8	9.8
Other fixed expenses	2.6	1.9	2.4	2.3	2.8	9.2	10.7
Bad debts	—	—	—	—	—	—	—
Non-variable direct expenses	5.7	5.0	5.4	4.9	5.5	21.0	20.5
Segment income	$16.6	$15.9	$17.2	$18.9	$14.7	$68.6	$66.1

	Three Months Ended					Year Ended September 30,
(in millions)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	2020	2019
Operating revenues (in millions):
Payments	$28.4	$26.8	$28.7	$30.6	$26.4	$114.6	$110.8
Other	0.8	0.6	0.7	0.8	0.4	2.8	2.0
	$29.2	$27.4	$29.4	$31.4	$26.8	$117.4	$112.8

Select data (all $ amounts are U.S. dollar or U.S. dollar equivalents):
Global Payments ADV (millions)	$42	$40	$48	$50	$44	$45	$45
Global Payments RPM	$10,524	$10,650	$9,693	$9,655	$9,466	$10,092	$9,805